EX-99.B(i)cmlegopn
     June 30, 2000
     United Cash Management, Inc.
     6300 Lamar Avenue
     P. O. Box 29217
     Shawnee Mission, Kansas 66201-9217
     RE:  United Cash Management, Inc.
          Post-Effective Amendment No. 36
     Dear Sir or Madam:
     In connection with the public offering of shares of Capital Stock of United Cash Management, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.
     It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.
     I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.
     Yours truly,
       /s/Kristen A. Richards
     ----------------------
     Kristen A. Richards
     Vice President, Associate General
       Counsel and Secretary
     KAR/sw